Exhibit 99.1

                Worldwide Restaurant Concepts, Inc. Announces
                      First Quarter Fiscal 2004 Results

     HIGHLIGHTS:

     * Revenue growth of 15.0 percent over the prior year, or $10.1 million for the quarter

     * Strong same store sales trend continues for international operations, with KFC up 10.0 percent and Australian Sizzlers up 8.6 percent compared to the prior year

     * Net income increase of $0.3 million, or 9.1 percent over the prior year

    SHERMAN OAKS, Calif., Aug. 22 /PRNewswire-FirstCall/ -- Worldwide Restaurant Concepts, Inc. (NYSE: SZ) today reported financial results for the first quarter ended July 20, 2003.
    For the first quarter, the Company reported revenues of $77.8 million, an increase of 15.0 percent over the $67.7 million in the comparable period in fiscal 2003. Net income for the first quarter was $3.6 million, or $0.12 per diluted share, compared to net income of $3.3 million, or $0.12 per diluted share, in the same period a year ago. Revenue increases resulting from continued same store sales growth at the Company's KFC and international Sizzlers, six new Pat & Oscar's opened in the past year, and strengthening of the Australian dollar exchange rate, more than offset the decline in domestic same store sales. Net income for the quarter increased by 9.1 percent compared to the prior year, as pressure on domestic operating margins stemming from weaker than anticipated domestic same store sales was offset by a foreign exchange gain of $1.0 million. Despite the increase in net income, diluted earnings per share were flat to prior year at $0.12 due to dilution from a higher average share price during the quarter and the impact of the outstanding options issued to members of the Australian management team.

    International Operations Continue Growth Trend
    International operations generated another strong quarter of same store sales growth. The KFC division posted its ninth consecutive quarter of growth, with a first quarter same store sales increase of 10.0 percent, while Sizzler Australia reported same store sales growth of 8.6 percent compared to the prior year.
    "This has been another quarter of strong promotions for our international operations. At Sizzler Australia, we launched new variations of our successful salad bar add-on promotion, and at KFC, the strategy of promoting a mix of high end, multi-person bundles as well as sandwiches and complete meals for individual diners continues to drive increases in our guest counts," said Charles Boppell, President and Chief Executive Officer of Worldwide Restaurant Concepts.
    Domestic operations experienced soft sales during the first quarter. Same store sales declined by 3.4 percent at Pat & Oscar's and 1.5 percent for combined company-owned and franchised domestic Sizzler locations. "We're still feeling the impact of domestic economic uncertainty, but we believe we're beginning to gain sales momentum at both Sizzler and Pat & Oscar's.
Same store sales at Pat & Oscar's were positive for the last period of the first quarter, as we've benefited from the return to San Diego of some of the troops that had been deployed in Iraq. We also introduced a new dessert during the quarter, Apple Pizza Pie. This new product contributed to an increase in our check average and is the start of our plans to introduce new items to the Pat & Oscar's menu," commented Mr. Boppell. "At Sizzler, we launched a new advertising campaign during the quarter in conjunction with our $9.99 rib promotion. It features a new character called the 'Try It Guy' and a more aggressive message to encourage new guests to experience the Sizzler difference. We expect this branding message to increase awareness, and we'll support it with high-value offers, such as five lunch entrees for under $5," concluded Mr. Boppell.

    Initiatives For Growth
    The Company remains focused on its growth strategy of investing in existing and new restaurants. Sizzler USA has completed the site selection process for the next phase of testing of an updated interior and exterior remodel package, and permitting has been completed at three northern California locations. Two company-owned restaurants in northern California have previously been remodeled to feature pale yellow walls and light wood tones and they continue to outperform the non-remodeled restaurants. Based on these results, testing of this remodel package was extended to Australia, where one remodel was completed during the quarter.
    "We're committed to our strategy of investing in our brands through updating and expanding our facilities. For Sizzler USA, this will take the form of remodels, while at Pat & Oscar's, we anticipate increasing our restaurant count by 30 to 40 percent during fiscal 2004. So far, we've signed leases on three southern California sites, with one location in each of the Inland Empire area and in Orange County, and our first location in Ventura County, just north of Los Angeles," commented Mr. Boppell.
    Since the end of the quarter, the Company borrowed an additional
$20.0 million in Australian dollars from Westpac in Australia and repatriated the funds for use in domestic development activities. "We've taken advantage of high exchange rates and low interest rates to increase our borrowing from Westpac under an existing credit facility. This funding will provide ample capital for the expansion of our company-owned Pat & Oscar's over the next several years," said Mr. Boppell.

    Sizzler New York Market Update
    The Company recently announced that it began a program to transition the ownership of its eleven company-owned restaurants in the New York area to franchisees and other third parties. To date, the Company has completed the sale of one restaurant to an existing franchisee and is currently in the final stages of negotiation on two transactions involving six additional locations that will add a new franchisee to the Sizzler system. The transition is expected to be complete in the next nine to twelve months.

    Investor Conference Call
    Worldwide Restaurant Concepts will be holding an investor conference call today at 11:00 a.m. ET to discuss the Company's financial and operational results. Investors will have the opportunity to listen to the conference call over the Internet at www.wrconcepts.com or www.companyboardroom.com . To listen to the live call, please go to either web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay, also at www.wrconcepts.com and www.companyboardroom.com , will be available shortly after the call.

    About Worldwide Restaurant Concepts
    Worldwide Restaurant Concepts, Inc. operates, franchises or joint ventures 318 Sizzler(R) restaurants worldwide, 111 KFC(R) restaurants primarily located in Queensland, Australia, and 21 Pat & Oscar's(R) restaurants. Additional information about the Company can be found at www.wrconcepts.com .

    Certain statements contained in this document may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include but are not limited to statements regarding: (i) continuing growth in revenues and earnings; (ii) commencement of construction on three additional remodels at Sizzler USA; (iii) the opening of new Pat & Oscar's restaurants at a pace of 30 to 40 percent unit growth in fiscal 2004; (iv) the introduction of new menu items at Pat & Oscar's; and (v) the transitioning of Company-owned Sizzler locations in the New York area to franchisees and other third parties.

    Worldwide Restaurant Concepts cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected in the forward looking statements contained herein. Such factors include, but are not limited to: (a) the Company's ability to implement its strategic plan and manage its costs and expenses; (b) the ability to design marketing and product initiatives resulting in same store sales growth; (c) the availability of capital to upgrade the facilities at its domestic Sizzler(R) locations and build new Pat & Oscar's restaurants; (d) Pat & Oscar's ability to acquire a sufficient number of suitable sites to increase restaurant count by 30 to 40 percent during fiscal 2004; (e) the Company's ability to develop new Pat & Oscar's menu items that are accepted by guests;
(f) the Company's ability to identify new and existing franchisees and other third parties to purchase New York area restaurants; (g) economic conditions, both generally and as they affect the restaurant industry in particular; and
(h) other risks as detailed from time to time in the Company's SEC reports, including Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K.

    For further information please contact: Keith Wall, Vice President and CFO, or Kim Forster, Vice President, Planning, both of Worldwide Restaurant Concepts, Inc., +1-818-662-9800; or Linda Chien, General Information, +1-310-407-6547, or Tricia Ross, Investor/Analyst, +1-310-407-6540, both of
FRB|Weber Shandwick, for Worldwide Restaurant Concepts, Inc.



               WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
            FOR THE TWELVE WEEKS ENDED JULY 20, 2003 AND JULY 21, 2002
                                   (Unaudited)
                      (In thousands, except per share data)

                                                    July 20,       July 21,
                                                      2003           2002
    Revenues
      Restaurant sales                               $75,767        $65,683
      Franchise revenues                               2,053          2,004

      Total revenues                                  77,820         67,687

    Costs and Expenses
      Cost of sales                                   25,555         22,259
      Labor and related expenses                      20,498         18,187
      Other operating expenses                        18,665         15,611
      Depreciation and amortization                    2,625          2,171
      General and administrative expenses              5,408          5,649

      Total operating costs                           72,751         63,877

      Operating income                                 5,069          3,810

      Interest expense                                   552            632
      Investment income                                  108            191

    Income before income taxes
     and minority interest                             4,625          3,369
      Minority interest expense                            2             --

    Income before income taxes                         4,623          3,369
    Provision for income taxes                         1,070            112

    Net income                                        $3,553         $3,257

    Basic earnings per share                           $0.13          $0.12

    Diluted earnings per share                         $0.12          $0.12



               WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                                  (in thousands)

                                                    July 20,       April 30,
                     ASSETS                           2003           2003

    Current Assets:
      Cash and cash equivalents                      $19,589        $26,303
      Restricted cash                                  6,533          2,050
      Receivables, net of an allowance
       of $711 at July 20, 2003 and $695
       at April 30, 2003                               3,010          2,560
      Inventories                                      4,477          4,448
      Deferred income taxes                            2,382          2,382
      Prepaid expenses and other current assets        2,804          2,205
      Assets related to restaurants held for sale      4,006          4,026
        Total current assets                          42,801         43,974

    Property and equipment, net                       68,598         67,998

    Long-term notes receivable (including
     $200 of related party receivables
     at July 20, 2003 and April 30, 2003),
     net of an allowance of $56 at
     July 20, 2003 and April 30, 2003                    797            828
    Deferred income taxes                             10,158          9,985

    Goodwill, net                                     23,636         23,636
    Intangible assets, net of accumulated
     amortization of $868 at July 20, 2003
     and $799 at April 30, 2003                        2,178          2,162
    Other assets                                       1,013          1,065
        Total assets                                $149,181       $149,648



               WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                        (in thousands, except par values)

                                                     July 20,      April 30,
         LIABILITIES AND STOCKHOLDERS' EQUITY          2003           2003

    Current Liabilities:
      Current portion of long-term debt               $7,017         $6,844
      Accounts payable                                12,744         14,119
      Other current liabilities                       22,886         23,529
      Income taxes payable                             2,719          3,108

        Total current liabilities                     45,366         47,600

      Long-term debt, net of current portion          17,278         18,431

      Deferred gains and revenues                      9,644          9,715

      Pension liability                               13,205         13,326

        Total liabilities                             85,493         89,072

    Minority interest                                    113            127

    Stockholders' Equity:

      Preferred stock, authorized 1,000 shares,
       $5 par value; no shares issued and
       outstanding                                        --             --
      Common stock, authorized 50,000 shares,
       $0.01 par value; issued and outstanding
       29,318 and 27,318 shares and 29,232 and
       27,232 shares at July 20, 2003 and
       April 30, 2003, respectively                      293            292
      Additional paid-in capital                     280,173        280,001
      Accumulated deficit                           (201,654)      (205,207)
      Treasury stock at cost, 2,000 shares at
       July 20, 2003 and at April 30, 2003            (4,135)        (4,135)
      Accumulated other comprehensive loss           (11,102)       (10,502)
        Total stockholders' equity                    63,575         60,449
        Total liabilities and
         stockholders' equity                       $149,181       $149,648


SOURCE  Worldwide Restaurant Concepts, Inc.
    /CONTACT:  Keith Wall, Vice President and CFO, or Kim Forster,
Vice President, Planning, both of Worldwide Restaurant Concepts, Inc., +1-818-662-9800; or Linda Chien, General Information, +1-310-407-6547, or
Tricia Ross, Investor/Analyst, +1-310-407-6540, both of FRB|Weber Shandwick, for Worldwide Restaurant Concepts, Inc./
    /Web site:  http://www.wrconcepts.com /
    (SZ)

CO:  Worldwide Restaurant Concepts, Inc.
ST:  California
IN:  RST FOD REA
SU:  ERN CCA